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                                                                  EXHIBIT 2.1(b)

                              ENB Acquisition LLC
                              650 Madison Avenue
                              New York, NY 10022



                                                                   March 9, 2001

Einstein/Noah Bagel Corp.
1687 Cole Boulevard
Golden, Colorado 80401
Attention:  Paul A. Strasen, Senior Vice President
            and General Counsel

Agreement to Amend and Waive Certain Provisions of the Asset Purchase Agreement
            dated as of February 10, 2001 (the "Purchase Agreement")
            --------------------------------------------------------

Dear Mr. Strasen:

          This letter (this "Letter"), consistent with the terms of Section 11.2
                             ------
of the Purchase Agreement, sets forth the agreement between Einstein/Noah Bagel Corp., Einstein Noah Partners, L.P. (collectively, "Einstein/Noah") and ENB
                                                    -------------
Acquisition LLC ("ENB") to amend and waive certain provisions of the Purchase
                  ---
Agreement in the manner set forth herein. Capitalized terms not otherwise defined in this Letter shall have the meaning set forth in the Purchase Agreement.

          1.  Assumed Contracts. Section 1.1.4 of the Purchase Agreement shall
              -----------------
be deleted in its entirety and replaced with the following:

          "1.1.4  Assumed Contracts. To the extent such Contracts are
                  -----------------
          assignable under the Bankruptcy Code, all of either Seller's right title and interest in and to or under all Contracts, including without limitation that certain Commercial Insurance Premium Finance and Security Agreement between E/N Corp. and Canonwill, Inc. dated as of February 28, 2001, (the "Premium Financing Contract"), other than Excluded
                --------------------------
          Contracts listed on Schedule 1.2.3 (the "Assumed
                              --------------       -------
          Contracts")."
          ---------

          2.   Allocation of Purchase Price.  Section 2.1(d) of the Purchase
               ----------------------------
Agreement shall be deleted in its entirety and replaced with the following:

          "(d) Allocation of Purchase Price. The Purchase Price shall
               ----------------------------
          be allocated for tax purposes among the Purchased Assets in a manner to be determined by Buyer and Sellers based on the advice or recommendation of a nationally recognized
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                                                                               2
          appraisal firm. Sellers and Buyer agree to use the allocations determined pursuant to this Section 2.1(d) for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended."

          3.   Assumed Liabilities.  The final paragraph of Section 2.2 of the
               -------------------
Purchase Agreement shall be deleted in its entirety and replaced with the following:

          The liabilities described in Sections 2.2(a) and 2.2(b) shall hereinafter be referred to as the "Assumed Current
                                                   ---------------
          Liabilities". The Assumed Current Liabilities and the
          -----------
          liabilities described in Section 2.2(c), shall hereinafter be referred to collectively as the "Assumed Total
                                              -------------
          Liabilities"; provided, however that, the current liability
          -----------   --------
          portion of the Assumed Contracts (except with respect to the Premium Financing Contract) and Assumed Real Property Leases shall be included in the Assumed Current Liabilities. Other than the Assumed Total Liabilities, no indebtedness, obligation or liability of Sellers is assumed by Buyer, including without limitation any liability for the payment of (i) any professional person retained in the Cases, (ii) any Taxes of the Sellers for any period through the day before the Closing Date, or (iii) any liability for inter-Seller payables."

          4.   Operation of Business. Section 6.2(xv) of the Purchase Agreement
               ---------------------
shall be deleted in its entirety and replaced with the following:

          (xv) provide prompt notice to Buyer of (a) any losses or damages in excess of an aggregate of $100,000 suffered by Sellers with respect to the Purchased Assets whether or not such losses or damages are covered by insurance, (b) any material legal proceeding commenced by or against Sellers or any motion or pleading filed in such cases (other than proceedings in the Cases), and (c) any material legal proceeding commenced or, to the best knowledge of Sellers, threatened against Sellers relating to the transactions contemplated by this Agreement or relating to any of the Purchased Assets;

          5.   Section 6.6. Section 6.6 of the Purchase Agreement shall be
               -----------
deleted in its entirety and replaced with the following:

          "6.6 HSR Filings. If required by law, each party shall
               -----------
          promptly, and in no event later than twenty (20) business
          days following the date the Preliminary Order is entered by the Bankruptcy Court, make its respective filing under the
          HSR Act, and thereafter make any other required submissions under the HSR Act and use reasonable commercial efforts and diligence to satisfy any other conditions necessary to comply
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                                                                               3

          with the HSR Act and to obtain an early termination of any waiting period pursuant thereto."

          6.   Section 6.7. Section 6.7 of the Purchase Agreement shall be
               -----------
deleted in its entirety and replaced with the following:

          "6.7 Preliminary Order.  As promptly as practicable after the date
               -----------------
hereof, Sellers will file with the Bankruptcy Court a motion and supporting papers in form and substance reasonably acceptable to Buyer's counsel seeking the Bankruptcy Court's approval of the terms of Sections 6.8, 10.1 and 10.2 of this Agreement and Sellers' observance and performance of such terms (the "Preliminary Order").

          7.   Preliminary Order. Section 6.10 of the Purchase Agreement shall
               -----------------
be deleted in its entirety and replaced with the following:

          "6.10  Preliminary Order. The Buyer acknowledges that the
                 -----------------
          Preliminary Order entered by the Bankruptcy Court on March 5, 2001 is reasonably satisfactory in all respects to Buyer."

          8.   Date of Sale Order.  The introduction of Section 6.11 of the
               ------------------
Purchase Agreement (and only the introduction portion of that section) shall be deleted in its entirety and replaced with the following:

          "6.11  Sale Order. The Sellers shall use their reasonable
                 ----------
          best efforts to obtain entry by the Bankruptcy Court on or before May 25, 2001 of an order (the "Sale Order") which:"
                                                ----------

          9.   Closing Date.  Section 8.1 of the Purchase Agreement shall be
               ------------
deleted in its entirety and replaced with the following:

          "8.1 Closing. Subject to the terms and conditions of this
               -------
          Agreement, the closing of the transactions provided for in this Agreement (the "Closing") shall take place at 12:01pm
                               -------
          (Eastern time) on June 15, 2001 or at such date and time as may be mutually agreed by the parties (the "Closing Date"),
                                                      ------------
          subject to Section 10 hereof; provided, however, that the
                                        --------  -------
          Sellers shall use reasonable best efforts to close the transactions provided for in this Agreement at such earlier date and time as reasonably possible."

          10.  Termination.  Section 10.1(e) of the Purchase Agreement shall be
               -----------
deleted in its entirety and replaced with the following:

          "(e)  If this Agreement has not otherwise been terminated, by Buyer or Sellers if the Closing Date has not occurred on or prior to June 30, 2001; provided, that Sellers may not
                                     --------
          exercise their right to terminate the Agreement under this
          Section 10.1(e) if the reasons for the failure to consummate the transaction by June 30, 2001 are attributable to the
          Sellers;"
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          11.  Notices. The address of Einstein/Noah Bagel Corp. and
               -------
Einstein/Noah Bagel Partners, L.P. as set forth in Section 11.9 of the Agreement shall be deleted and replaced with the following:

          "1687 Cole Boulevard
          Golden, CO 80401
          Attention: Paul Strasen, Esq."

          12.  Consent and Waiver. On March 1, 2001 Einstein/Noah paid insurance
               ------------------
premiums in the amount of $984,649.50 (the "Payment"), and Einstein/Noah
                                            -------
intends, prior to the Closing, to make additional monthly insurance premium payments each in the approximate amount of $295,871.91 (together with the Payment, the "Payments"). Provided Einstein/Noah complies, in all material
              --------
respects, with the terms of the Premium Financing Contract up to the Closing Date, ENB hereby consents to the Payments pursuant to Section 6.2 of the Purchase Agreement and waives any right to terminate the Purchase Agreement, any claim for indemnification for a breach of the Purchase Agreement or any other claim against Sellers for making such Payments or entering into the Premium Financing Contract. Einstein/Noah hereby acknowledges that ENB's aforementioned waiver is only in respect of the Payments and the Premium Financing Contract, and that ENB reserves the right to exercise all rights, remedies and claims that may be available to it resulting from any breach by Sellers of the Purchase Agreement.

          13.  Interpretation; Full Force and Effect of Agreement. All
               --------------------------------------------------
references to the Purchase Agreement and all Related Agreements shall refer to the Purchase Agreement as amended by this Agreement. Except as hereby specifically amended, modified or supplemented, the Purchase Agreement and all other Related Agreements are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.
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          If the terms of this Letter are acceptable to Einstein/Noah, please so indicate by signing below.

                              Very truly yours,

                              ENB ACQUISITION LLC


                              By: /s/ William J. Uhrig
                                 -------------------------
                                 Name:  William J. Uhrig
                                 Title: President

ACCEPTED and AGREED:

EINSTEIN/NOAH BAGEL CORP.



By: /s/ Paul A. Strasen
   -----------------------------
    Name:  Paul A. Strasen
    Title: Senior Vice President

EINSTEIN/NOAH BAGEL PARTNERS, L.P.



By: /s/ Paul A. Strasen
   -----------------------------
   Name:  Paul A. Strasen
   Title: Vice President,
          Einstein/Noah Bagel Partners, Inc.,
          (It's General Partner)